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                                                                 EXHIBIT 10.1.17

                                  [TELXON LOGO]

                                December 29, 1997




Robert A. Goodman, Esq.
GOODMAN WEISS MILLER LLP
100 Erieview Plaza, 27th Floor
Cleveland, OH 44114-1824


                  Re:      Consulting Agreement

Dear Mr. Goodman:

         Telxon Corporation (the "Company") considers it essential to the best interests of the Company that the Company continue to have your advice available to it on an advisory basis. In order to induce you to act as a consultant to the Company, the Company has offered, and you have accepted, the compensation set forth in this letter agreement (the "Agreement").

         1. Services to be Provided. You agree to perform such consulting services as the Company may reasonably require from time to time during the Term, which consulting services shall consist of advising management of the Company with respect to legal matters relating to the Company's business. The Company acknowledges and accepts that you may provide consulting and other services to other companies in addition to the consulting services provided hereunder and, accordingly, the Company agrees that you shall not be restricted in any manner whatsoever by this Agreement from providing services to any other person or entity and that the agreements set forth herein are entered into upon a non-exclusive basis.

         2. Compensation. You shall be paid consulting fees at the rate of $150,000 per annum, payable in arrears on the last day of each month (the total amount of such payments over the course of the Term being hereinafter referred to as the "Consulting Payments"). The Company shall promptly reimburse you for all reasonable expenses incurred by you in performing services pursuant to the terms hereof during the Term, provided that you properly account therefor in accordance with Company policies as in effect from time to time and of which you are made aware.

         3. Term. The term of this Agreement (the "Term") shall commence on the earliest of (a) the date on which you withdraw from your current law firm, Goodman Weiss Miller (the "Firm") (other than by reason of death or Disability (as determined below)), (b) the date on which

                               Telxon Corporation
          3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                 (330) 664-1000/800-800-8001/Fax (330) 664-2220
         Telxon's World Wide Web site address is: http://www.telxon.com
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Robert A. Goodman, Esq.                                            [TELXON LOGO]
GOODMAN WEISS MILLER LLP
December 29, 1997
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you become of counsel to the Firm or (c) the date on which the Firm ceases to be the Company's primary outside counsel (such earliest date being hereinafter referred to as the "Effective Date"), and shall expire on the tenth anniversary of the Effective Date, unless sooner terminated pursuant to the provisions of this Agreement. Should you withdraw from the Firm by reason of death or Disability or should a Change in Control (as hereinafter defined) occur prior to the commencement of the Term, this Agreement shall be null and void and of no force and effect. For purposes of this Section 3, whether or not you have withdrawn from the Firm by reason of Disability shall be determined in accordance with the applicable plans, policies and agreements maintained by the Firm.

         4. Termination. (a) Good Reason. You may terminate this Agreement for "Good Reason," which shall mean a material breach of this Agreement by the Company which is not cured within ten (10) business days of receipt by the Company of written notice from you of such breach. If this Agreement is terminated for Good Reason, you shall be entitled to receive, within ten (10) days following such termination, a lump sum cash payment equal to that portion of the Consulting Payments which otherwise would be payable over the remainder of the original ten-year term.

                  (b) Cause. The Company may terminate this Agreement for "Cause," which shall mean a material breach of this Agreement by you which is not cured within ten (10) business days of receipt by you of written notice from the Company of such breach. If this Agreement terminates for Cause, you shall not be entitled to any further compensation under this Agreement.

                  (c) Death, Disability. This Agreement shall terminate upon your death or Disability during the Term. For purposes of this Section 4, Disability shall mean that as a result of your incapacity due to physical or mental illness, which incapacity is likely to be permanent in nature, you shall be unable to perform services for the Company as contemplated hereunder. If this Agreement terminates by reason of your death or Disability, you (or your legal representative, as applicable) shall be entitled to receive, within ten (10) days following such termination, a lump sum cash payment equal to that portion of the Consulting Payments which otherwise would be payable over the remainder of the original ten-year term.

                  (d) Change in Control. This Agreement shall terminate upon the occurrence during the Term of a Change in Control. If this Agreement terminates by reason of the occurrence of a Change in Control, you shall be entitled to receive, within ten (10) days following such termination, a lump sum cash payment equal to that portion of the Consulting Payments which otherwise would be payable over the remainder of the original ten-year term.
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Robert A. Goodman, Esq.                                            [TELXON LOGO]
GOODMAN WEISS MILLER LLP
December 29, 1997
Page -3-


         For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                           (i) the acquisition, directly or indirectly, of at least 30% of the outstanding common stock of, or voting power in, the Company calculated on a fully diluted basis;

                           (ii) a merger or consolidation of the Company with any company other than one in which the Company then owns at least a majority of the outstanding common stock or voting power;

                           (iii) a sale (whether in one or a series of transactions) of all or substantially all of the assets of the Company;

                           (iv)  any recapitalization, restructuring or
         liquidation of the Company; or

                           (v) events, during any period of two consecutive years, as a result of which individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this clause (v) each director who is first appointed or elected by the Board or whose nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination was previously so approved or recommended will be deemed to have been a Director of the Company at the beginning of such period.

         5. Confidential Information. During the Term and at all times thereafter, you shall not, without the prior written consent of the Company (except as may be required in connection with any judicial or administrative proceeding or inquiry) disclose to any person, other than an officer or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties hereunder, any material confidential information obtained by you while consulting with the Company or otherwise with respect to its business, assets or operations, including, but not limited to, material confidential information relating to the properties, accounts, books, records, supplies, trade secrets and contracts of the Company.
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Robert A. Goodman, Esq.                                            [TELXON LOGO]
GOODMAN WEISS MILLER LLP
December 29, 1997
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         6. Return of Documents. Upon termination of your consultancy for any reason, you agree to return all documents and other property provided to you or prepared by you during your consultancy with the Company.

         7. Consultant's Independence and Discretion.

                  (a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein, your relationship to the Company during the Term of this Agreement shall only be that of an independent contractor and you shall perform all services pursuant to this Agreement as an independent contractor. You shall not provide any services under the Company's business name and shall not present yourself as an employee of the Company.

                  (b) Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which you perform your obligations under this Agreement shall be solely within your discretion. The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by you to perform your obligations under this Agreement and nothing in this Agreement shall be construed to grant the Company any such authority.

                  (c) The Company shall have no responsibility to you to withhold, and does not intend to withhold, any amounts from payments advanced to you on account of withholding taxes or other employment taxes.

         8. Disputes; Legal Expenses. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by submitting the mater to binding arbitration in Cleveland, Ohio by and pursuant to the rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the Company and you, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction. The Company shall pay to you all legal fees and expenses incurred by you in disputing in good faith any issue hereunder relating to the termination of your service or any benefit or right provided by this Agreement. Such payments shall be made within five (5) business days after delivery of your written request for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

         9. Notice. For the purpose of this Agreement, notice and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given
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Robert A. Goodman, Esq.                                            [TELXON LOGO]
GOODMAN WEISS MILLER LLP
December 29, 1997
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when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing and signed by you and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. The obligations under Sections 2, 4, 5 and 6 shall survive the expiration of this Agreement or the termination of the consulting relationship.

         11. Successors; Binding Agreement. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or its affiliates would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to pursuant to the terms hereof if you were to terminate your consultancy for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
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Robert A. Goodman, Esq.                                            [TELXON LOGO]
GOODMAN WEISS MILLER LLP
December 29, 1997
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         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         If you agree that this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                          Sincerely,

                                          TELXON CORPORATION



                                          By: /s/ Frank E. Brick
                                              _________________________

                                                 Name: Frank E. Brick
                                                       _________________

                                                 Title: President & CEO
                                                       _________________



Agreed to this _____ day of ________________, 1997.

/s/ Robert A. Goodman
________________________
Robert A. Goodman